Exhibit 99.1
Octus Completes Acquisition of Quantum Energy Solutions

Press Release Source: Octus, Inc. On Thursday June 10, 2010, 9:35 am EDT

DAVIS, CA--(Marketwire - 06/10/10) - Octus, Inc. (OTC.BB:OCTI - News), a leading smart energy efficiency company, today announced the completion of its acquisition of substantially all of the assets of Quantum Energy Solutions, Inc., a pioneer developer of energy efficiency projects. Octus announced the signing of its definitive asset purchase agreement to acquire Quantum on May 18, 2010.

Founded in 1974, Quantum is one of the first energy management companies in the United States to specialize in energy efficiency. Over the course of their years with the company, Quantum's principals have executed more than 1,500 energy projects totaling more than $100 million in value for clients including ARCO, Bank of America, Blockbuster, Chevron, Delta Airlines, Frito Lay, Hewlett-Packard, Home Depot, Ikea, Nabisco, Pepsi, Petco, Safeway, Sears, Siemens, and University of California.

"Quantum is a leader in implementing energy efficiency solutions for commercial, industrial and institutional building owners and managers," said Chris Soderquist, Octus CEO. "This expansion catalyzes our mission to significantly reduce energy expenses and increase cash flow -- immediately and perpetually -- for building owners, managers and occupants. We believe there has never been a better time to invest in energy efficiency."

Pursuant to the asset purchase agreement, Octus purchased substantially all of the assets of Quantum for a purchase price subject to certain post-closing adjustments described in the agreement, and the company agreed to assume certain liabilities associated with Quantum. Consideration to be paid and liabilities assumed by Octus in the transaction include: 150,000 shares of common stock granted to Quantum; assumption of approximately $108,000 in Quantum accounts payable and credit facilities; assumption of $130,000 in Quantum long-term debt; and assumption of approximately $50,000 in Quantum accounts receivable. In addition, Octus entered into a two-year consulting agreement with Quantum president Jim Collins.

About Octus

Octus, Inc. (OTC.BB:OCTI - News) is a smart energy efficiency company that significantly reduces energy costs for commercial and institutional buildings through energy-efficient lighting, HVAC and energy management systems. Octus monetizes the energy savings it creates through three business units: Smart Energy Technologies, Energy Project Development and the Octus Smart Energy Platform. Octus and its principals have completed more than 1,500 smart energy projects. Commercial development is propelled through affiliations with leading energy institutions, including the California Lighting Technology Center and the Western Cooling Efficiency Center. Octus was founded in 1983 and is headquartered in Davis, California.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements as to financial projections and management's beliefs, expectations, goals and opinions. The company does not undertake to update or revise these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2009, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. In addition, this press release contains a number of forward-looking statements concerning anticipated operations for 2010. The company has only recently become engaged in the smart energy business and does not have a history of operations on which future results can be based.

Contact:

Contact:
Chris Soderquist
Octus
Email Contact
530/564-0200
http://octusenergy.com